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                                                                    EXHIBIT 99.4


                           TWENTY-SIXTH AMENDMENT TO
                          FIRST AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                    CHARLES E. SMITH RESIDENTIAL REALTY L.P.

       THIS TWENTY-SIXTH AMENDMENT TO FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF CHARLES E. SMITH RESIDENTIAL REALTY L.P. (this "Twenty-Sixth Amendment"), dated as of October 1, 1999, is entered into by Charles E. Smith Residential Realty, Inc., a Maryland corporation, as general partner (the "General Partner") of Charles E. Smith Residential Realty L.P. (the "Partnership"), for itself and on behalf of the limited partners of the Partnership.

       WHEREAS, Section 4.2.B of the First Amended and Restated Agreement of Limited Partnership of the Partnership (as heretofore amended, the "Partnership Agreement") provides that the General Partner shall not issue additional convertible securities containing the right to subscribe for or purchase shares of Common Stock of the General Partner ("REIT Shares" and collectively, the "New Securities"), other than to all holders of REIT Shares, unless the General Partner causes the Partnership to issue to the General Partner Partnership Interests having designations, preferences and other rights, all such that the economic interests are substantially the same as those of the New Securities;

       WHEREAS, the General Partner has entered into a Preferred Share Purchase Agreement dated as of July 2, 1999, pursuant to which the General Partner has agreed to issue, among other things, shares of a newly created series of capital stock, designated Series F Cumulative Convertible Redeemable Preferred Stock (the "Series F Preferred Stock"); and

       WHEREAS, pursuant to the authority granted to the General Partner pursuant to Section 4.2 of the Partnership Agreement, the General Partner desires to amend the Partnership Agreement (i) to establish a new class of Units, to be entitled Series F Cumulative Convertible Redeemable Preferred Units (the "Series F Preferred Units"), and to set forth the designations, rights, powers, preferences and duties of such Series F Preferred Units, which are substantially the same as those of the Series F Preferred Stock, and (ii) to make certain other changes to the Partnership Agreement;

       NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement, as follows:

       1. Section 4.2 of the Partnership Agreement is hereby amended by adding after Section 4.2.I the following section:

                J.   Series F Preferred Units. Under the authority granted to it
                     ------------------------
       by Section 4.2.A. hereof, the General Partner hereby establishes an additional class of Partnership Units entitled "Series F Cumulative Convertible Redeemable Preferred Units" (the "Series F Preferred Units"). Series F Preferred Units shall have the designations, preferences, rights, powers and duties as set forth in Exhibit L hereto.
                                                 ---------
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       2.   Exhibits to Partnership Agreement.
            ---------------------------------

            A. The General Partner shall maintain the information set forth in Exhibit A to the Partnership Agreement, as such information shall change from time to time, in such form as the General Partner deems appropriate for the conduct of the Partnership's affairs, and Exhibit A shall be deemed amended from time to time to reflect the information so maintained by the General Partner, whether or not a formal amendment to the Partnership Agreement has been executed amending such Exhibit A. In addition to the designation of Series F Preferred Units pursuant to this Twenty-Sixth Amendment, such information shall reflect (and Exhibit A shall be deemed amended from time to time to reflect) the issuance of any additional Partnership Units to the General Partner or any other Person, the transfer of Partnership Units and the redemption of any Partnership Units, all as contemplated herein.

            B. The Partnership Agreement is hereby amended by attaching thereto as Exhibit L the Exhibit L attached hereto.
           ---------     ---------

       3.   Certain Capitalized Terms.  All capitalized terms used in this
            -------------------------
Twenty-Sixth Amendment and not otherwise defined shall have the meanings assigned in the Partnership Agreement. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and affirms.

                     [SIGNATURES APPEAR ON FOLLOWING PAGE]

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       IN WITNESS WHEREOF, the undersigned has executed this Twenty-Sixth
Amendment as of the date first set forth above.

                       CHARLES E. SMITH RESIDENTIAL REALTY, INC., as General Partner of
                       Charles E. Smith Residential Realty L.P.
                       and on behalf of existing Limited Partners



                       By:     /s/  Ernest A. Gerardi, Jr.
                       Name:   Ernest A. Gerardi, Jr.
                       Title:  President

                                       3
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                                   EXHIBIT L

             DESIGNATION OF THE PREFERENCES, CONVERSION AND OTHER
          RIGHTS, VOTING POWERS, RESTRICTIONS AND LIMITATIONS AS TO
                           SERIES F PREFERRED UNITS

       The Series F Preferred Units shall have the following designations, preferences, rights, powers and duties:

          (1) Certain Defined Terms.  The following capitalized terms used in
              ---------------------
     this Exhibit J shall have the respective meanings set forth below:
          ---------

          "Distribution Date" means (i) for any Distribution Period with respect to which the Partnership pays a distribution on the Class A Units, the date on which such distribution is paid, or (ii) for any Distribution Period with respect to which the Partnership does not pay a distribution on the Class A Units, the date set by the General Partner for payment of dividends on the Series F Preferred Stock, which date shall not be later than the forty-fifth calendar day after the end of the applicable Distribution Period.

          "Distribution Period" means quarterly periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Distribution Period (other than the initial Distribution Period, which shall commence on the Issue Date and end on and include the last calendar day of the calendar quarter containing the Issue Date, and other than the Distribution Period during which any Series F Preferred Units shall be redeemed pursuant to
     Section 4, which shall end on and include the date of such redemption.

          "Fully Junior Units" shall mean the Common Units and any other class or series of Partnership Units now or hereafter issued and outstanding over which the Series F Preferred Units have preference or priority in both (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Partnership.

          "Issue Date" shall mean the date on which the first Series F Preferred Units are issued.

          "Junior Units" shall mean the Common Units and any other class or series of Partnership Units now or hereafter issued and outstanding over which the Series F Preferred Units have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Partnership.

          "Parity Units" has the meaning ascribed thereto in Section 6(B).

          (2)  Distributions.
               -------------

                                      L-1
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          (A)  The General Partner, in its capacity as the holder of the then outstanding Series F Preferred Units, shall be entitled to receive out of funds legally available therefor, when, as and if declared by the General Partner, distributions payable in cash at the rate per Series F Preferred Unit equal to the greater of (a)(i) $2.90625 per annum from the Issue Date up to and including the first anniversary of the Issue Date, (ii) $3.09375 per annum from the day after the period described in (i) up to and including the second anniversary of the Issue Date and (iii) $3.1875 per annum thereafter, or (b) the ordinary cash distributions (determined on each Distribution Date) paid on the number of Class A Units, or portion thereof, into which a Series F Preferred Unit is convertible. The distributions referred to in clause (b) of the preceding sentence shall equal the number of Class A Units, or portion thereof, into which a Series F Preferred Unit is convertible, multiplied by the most recent quarterly distribution on a Class A Unit on or before the applicable Distribution Date. If the Partnership pays an ordinary cash distribution on the Class A Units with respect to a Distribution Period after the date on which the Distribution Date is declared pursuant to clause (ii) of the definition of Distribution Date and the distribution calculated with respect to clause
     (b) of the first sentence of this Section 2(A) is greater than the distribution previously declared on the Series F Preferred Units with respect to such Distribution Period, the Partnership shall pay an additional distribution in respect of the Series F Preferred Units on the date on which the distribution on the Class A Units is paid, in an amount equal to the difference between (y) the distribution calculated pursuant to clause (b) of the first sentence of this Section 2(A) and (z) the amount of distributions previously declared on the Series F Preferred Units with respect to such Distribution Period. Distributions shall begin to accrue and shall be fully cumulative from the first day of the applicable Distribution Period, whether or not in any Distribution Period or Periods there shall be funds of the Partnership legally available for the payment of such distributions, and shall be payable quarterly, when, as and if declared by the General Partner, in arrears on Distribution Dates. Accrued and unpaid distributions for any past Distribution Periods may be declared and paid at any time and for such interim periods, without reference to any regular Distribution Date, to the General Partner on such date as may be fixed by the General Partner for payment of the corresponding dividend on the Series F Preferred Stock. Any distribution made on the Series F Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to Series F Preferred Units which remains payable.

          (B) The amount of distributions referred to in clause (a) of the first sentence of Section 2(A) shall be equal to the annual distribution rate payable for each full Distribution Period for the Series F Preferred Units shall be computed by dividing by four. The distribution for the initial Distribution Period will include a partial distribution for the period from the Issue Date until the last calendar day of the calendar quarter containing the Issue Date. The amount of distributions payable for such initial Distribution Period, or any other period shorter than a full Distribution Period, on the Series F Preferred Units shall be computed on

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     the basis of a 360-day year of twelve 30-day months. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series F Preferred Units that may be in arrears.

          (C) So long as any Series F Preferred Units are outstanding, no distributions, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity Units for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series F Preferred Units for all Distribution Periods terminating on or prior to the distribution payment date for such class or series of Parity Units. When distributions are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all distributions declared upon Series F Preferred Units and all distributions declared upon any other class or series of Parity Units shall be declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on the Series F Preferred Units and accumulated and unpaid on such Parity Units.

          (D) So long as any Series F Preferred Units are outstanding, no distributions (other than distributions paid solely in Fully Junior Units or options, warrants or rights to subscribe for or purchase Fully Junior Units) shall be declared or paid or set apart for payment or other distribution shall be declared or made or set apart for payment upon Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Class A Units made for purposes of an employee incentive or benefit plan of the General Partner or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Junior Units) by the Partnership, directly or indirectly (except by conversion into or exchange for Fully Junior Units), unless in each case
     (i) the full cumulative distributions on all outstanding Series F Preferred Units and any other Parity Units of the Partnership shall have been paid or declared and set apart for payment for all past Distribution Periods with respect to the Series F Preferred Units and all past distribution periods with respect to such Parity Units and (ii) sufficient funds shall have been paid or set apart for the payment of the distribution for the current Distribution Period with respect to the Series F Preferred Units and the current distribution period with respect to such Parity Units.

          (E) No distributions on the Series F Preferred Units shall be declared by the General Partner or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the General Partner or the Partnership, including any agreement relating to indebtedness of either of them, prohibits such declaration, payment, or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

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          (3)  Liquidation Preference.
               ----------------------

               (A) In the event of any liquidation, dissolution or winding up of the Partnership, whether voluntary or involuntary, before any payment or distribution of the assets of the Partnership shall be made to or set apart for the holders of Junior Units, the General Partner, in its capacity as holder of the Series F Preferred Units, shall be entitled to receive Thirty-Seven Dollars and Fifty Cents ($37.50) (the "Series F Liquidation Preference") per Series F Preferred Unit plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to the General Partner, in its capacity as such holder; but the General Partner, in its capacity as the holder of Series F Preferred Units, shall not be entitled to any further payment; provided that the distribution payable with respect to the Distribution Period containing the date of final distribution shall be equal to the greater of (i) the distribution provided in clause (a) of the first sentence of Section 2(A) or (ii) the distribution determined pursuant to clause (b) of the first sentence of Section 2(A) for the preceding Distribution Period. If, upon any liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable to the General Partner, in its capacity as the holder of Series F Preferred Units, shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other class or series of Parity Units, then such assets, or the proceeds thereof, shall be distributed among the General Partner, in its capacity as the holder of such Series F Preferred Units, and the holders of such other Parity Units ratably in accordance with the respective amounts that would be payable on such Series F Preferred Units and such other Parity Units if all amounts payable thereon were paid in full. For the purposes of this Section 3, (x) a consolidation or merger of the Partnership with one or more partnerships, limited liability companies, corporations, real estate investment trusts or other entities and (y) a sale, lease or conveyance of all or substantially all of the Partnership's property or business shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Partnership.

               (B) Subject to the rights of the holders of Partnership Units of any series or class ranking on a parity with or prior to the Series F Preferred Units upon any liquidation, dissolution or winding up of the Partnership, after payment shall have been made in full to the General Partner, in its capacity as the holder of the Series F Preferred Units, as provided in this Section 3, any other series or class or classes of Junior Units shall, subject to any respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the General Partner, in its capacity as the holder of the Series F Preferred Units, shall not be entitled to share therein.

          4.   Redemption Right.
               ----------------

               (A) Except as provided in Section 4(B), the Series F Preferred Units shall not be redeemable prior to the third anniversary of the Issue Date. On and after the third anniversary of the Issue Date, the General Partner may cause the Partnership to redeem the Series F Preferred Units, in whole or in part, (x) for Class A Units, subject to the conditions set forth in paragraph (i) below, or (y) for cash in an amount per Series F Preferred Unit equal to the Series F Liquidation Preference plus accrued and unpaid distributions (the "Redemption Price"), in each case subject to the conditions set forth below.

          (i) The Series F Preferred Units shall be redeemed only if the General Partner shall concurrently therewith redeem an equivalent number of shares of Series F Preferred Stock for REIT Shares or cash, as the case may be. Such redemption of Series F Preferred Units shall occur substantially concurrently with the redemption by the General Partner of such Series F Preferred Shares (such date of redemption the "Redemption Date").

          (ii) In the event that the General Partner redeems shares of Series F Preferred Stock in exchange for REIT Shares, an equivalent number of Series F Preferred Units shall be converted into a number of Class A Units equal to (x) the number of REIT Shares issued by the General Partner in redemption of such shares of Series F Preferred Stock divided by (y) the Conversion Factor.

          (iii) In the event that the General Partner redeems shares of Series F Preferred Stock for cash (including payments of cash in lieu of fractional REIT Shares), the Partnership shall redeem a like number of Series F Preferred Units in exchange for the amount of cash that the General Partner is required to pay pursuant to the terms of the Series F Preferred Stock in connection with such redemption.

          (iv) Upon any redemption of Series F Preferred Units, the Partnership shall pay any accrued and unpaid distributions with respect to the Series F Preferred Units being redeemed for any Distribution Period ending on or prior to the Redemption Date. If the Redemption Date falls after a Partnership Record Date and prior to the corresponding Distribution Date, then the General Partner, in its capacity as the holder of the Series F Preferred Units being redeemed, shall be entitled to distributions payable on the corresponding Distribution Date notwithstanding the redemption of such Series F Preferred Units before such Distribution Date. Except as provided above, the Partnership shall make no payment or allowance for unpaid distributions, whether or not in arrears, on Series F Preferred Units called for redemption.

          (v) Any Class A Unit issued upon redemption of the Series F Preferred Units shall be validly issued, fully paid and non-assessable.

                 (B) In the event that the General Partner is required to redeem any shares of Series F Preferred Stock pursuant to the terms thereof, the Partnership shall redeem an equivalent number of Series F Preferred Units for consideration equal to the consideration payable by the General Partner upon redemption of such shares of Series F Preferred Stock.

          5.     Conversion to Class A Units.
                 ---------------------------

                 (A) In the event that a holder of Series F Preferred Stock exercises its right to convert such Series F Preferred Stock into REIT Shares, then, concurrently therewith, an equivalent number of Series F Preferred Units shall be automatically converted into a number of Class A Units equal to (x) the number of REIT Shares issued upon conversion of such Series F Preferred Shares divided by (y) the Conversion Factor. Any such conversion will be effective at the same time as the conversion of Series F Preferred Stock into REIT Shares is effective.

                 (B) The General Partner, in its capacity as the holder of Series F Preferred Units that are converted pursuant to this Section 5 effective during the period after a Partnership Record Date and prior to the opening of business on the corresponding Distribution Date, shall not be entitled to receive the distribution payable on such Series F Preferred Units on such Distribution Date notwithstanding such conversion thereof following the corresponding Partnership Record Date and prior to such Distribution Date.

          6.     Ranking.  Any class or series of Partnership Units shall be
                 -------
     deemed to rank:

                 (A) prior to the Series F Preferred Units, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up of the Partnership, if the holders of such class or series of Partnership Units shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series F Preferred Units;

                 (B) on a parity with the Series F Preferred Units as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up of the Partnership, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per Partnership Unit be different from those of the Series F Preferred Units, if the holders of such class or series of Partnership Units and the Series F Preferred Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or

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     winding up in proportion to their respective amounts of accrued and unpaid distributions per Partnership Unit or liquidation preferences, without preference or priority one over the other ("Parity Units");

                 (C) junior to the Series F Preferred Units, as to the payment of distributions or as to the distribution of assets upon liquidation, dissolution or winding up of the Partnership, if such class or series of Partnership Units shall be Junior Units; and

                 (D) junior to the Series F Preferred Units, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up of the Partnership, if such class or series of Partnership Units shall be Fully Junior Units;

          7.     Voting.  Except as required by law, the General Partner, in its
                 ------
     capacity as the holder of the Series F Preferred Units, shall not be entitled to vote at any meeting of the Partners or for any other purpose or otherwise to participate in any action taken by the Partnership or the Partners, or to receive notice of any meeting of the Partners.

          8.     Restriction on Ownership.  The Series F Preferred Units shall
                 ------------------------
     be owned and held solely by the General Partner.

          9.     General.  The rights of the General Partner, in its capacity as
                 -------
     the holder of the Series F Preferred Units, are in addition to and not in limitation on any other rights or authority of the General partner, in any other capacity, under the Agreement. In addition, nothing contained in this Exhibit L shall be deemed to limit or otherwise restrict any rights or
          ---------
     authority of the General Partner under the Agreement, other than in its capacity as the holder of the Series F Preferred Units.

                              *     *     *     *